Exhibit 99.4

Coach, Inc. Employee Letter

From: Victor
Subject: Transforming Coach, Inc.!
Date: Monday, 5/8, 6:50 am

Hi Everyone,

Today marks an exciting and pivotal moment in our multi-brand journey! I am very pleased to announce that Coach, Inc. has entered into an agreement to acquire Kate Spade & Company (NYSE: KATE). We’ve been open about our vision to transform Coach, Inc. by growing through acquisitions into a portfolio of strong, desirable brands. Our acquisition of Kate Spade & Company is the next step in executing on that vision and it establishes us as the first New York-based house of modern luxury lifestyle brands defined by:

•	First, a consumer-led view of luxury that is based on inclusiveness and approachability, not exclusivity or country of origin
•	Second, authentic, distinctive product that offers superior quality and value
•	And, last, a focus on innovation in design, materials, and brand experiences across channels and geographies

Kate Spade will be a great addition to our brand portfolio for many reasons. As a public company, we expect this acquisition will create shareholder value through increased profitability and enhanced scale. In addition, it enhances our multi-brand portfolio in the attractive and growing $80 billion global premium handbag and accessories, footwear and outerwear market. We believe there is a long runway for Kate Spade to grow as part of the Coach, Inc. portfolio. Thanks to the investments we are making in leadership, IT, and our organizational infrastructure, we’re prepared to become a true multi-brand company. In addition, today Kate Spade & Company is present in 29 markets around the world, with its two largest markets in North America and Japan. We believe our extensive global footprint and market knowledge will enable Kate Spade & Company to capitalize on its largely untapped global growth potential, and grow its footprint particularly in Asia and Europe.

Coach, Inc. Employee Letter

From a brand perspective, Kate Spade has a clear, differentiated position in the market with an emotional brand promise and a broad range of product categories.  The Kate Spade customer is quick, curious, playful and strong, and this crisp brand positioning resonates with consumers globally – especially millennial consumers. In fact, Kate Spade is among the top three brands in unaided brand awareness in the U.S. broad premium market and they are a leader in social engagement. I encourage you to learn more about Kate Spade & Company on its website. As a multi-brand, customer-focused company, we’re committed to maintaining the distinct personality of each of our brands. Teams dedicated to each brand will continue to run independently while we expect to share many business operations functions across the portfolio.

Today’s announcement is just the first step in a multi-month deal process joining our two companies together, but I, and the entire Operating Group, are inspired by what we’ve learned about the Kate Spade & Company culture. We believe that there are many common values across Kate Spade, Stuart Weitzman and Coach. We are all inclusive and optimistic, have a passion for innovative product, and share a strong belief in winning through hard work and collaboration. We are incredibly excited to add Kate Spade & Company’s unique and differentiated lifestyle brands, as well as its talented team members, to the Coach, Inc. family when the deal closes. Until the transaction is complete in the next few months, we must operate as two separate companies. For all of us, it’s business as usual as we all stay focused on executing on our FY17 goals and plans and delivering incredible customer experiences.

I know there will be many questions about what’s ahead so please reach out to me or your leader if you have any specific questions. Over the next few months as we reach the deal closing we will work on answering as many open questions as possible. In the meantime, the deal press release can be found on our Investor Relations page and I encourage you to read the full announcement for all the details about the transaction.

Onward and Forward!!

Victor

Additional Information and Where You Can Find It

The tender offer referred to in this letter has not yet commenced. This letter is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, securities, nor is it a substitute for the tender offer materials that will be filed with the U.S. Securities and Exchange Commission (“SEC”). The solicitation and offer to buy the issued and outstanding shares of Kate Spade common stock will only be made pursuant to an offer to purchase and related tender offer materials described more fully below. At the time the tender offer is commenced, a subsidiary of Coach, Inc. will file a tender offer statement with the SEC on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials, and Kate Spade will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY (WHEN THEY BECOME AVAILABLE) AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These materials will be sent free of charge to all Kate Spade stockholders.  In addition, all of those materials (and all other tender offer documents filed or furnished by Kate Spade, Coach, Inc.  (or its subsidiaries) with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.  The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement), once filed, may also be obtained for free by contacting the Information Agent for the tender offer which will be named in the Schedule TO.  Neither the Coach, Inc.  nor the Kate Spade website is incorporated into this letter.

Coach, Inc. Employee Letter

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Coach, Inc. and Kate Spade file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Coach, Inc. or Kate Spade at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Coach, Inc.’s and Kate Spade’s letters with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Coach and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the tender offer, the merger and the other transactions contemplated by the merger agreement; the expected timing of the completion of the tender offer and the merger; the ability of Coach, its subsidiary and Kate Spade to complete the tender offer and the merger considering the various conditions to the tender offer and the merger, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the tender offer and the merger may not be timely completed, if at all; that, prior to the completion of the transaction, Kate Spade’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in Coach’s latest Annual Report on Form 10-K and its other filings with the SEC. Coach assumes no obligation and does not intend to update these forward-looking statements.